Exhibit 99.10

FMC BRST Preferred LLC

FMC BRST Mezzanine LLC

March 10, 2025

CF Flyer PE Investor LLC

CF Flyer Mezz Holdings LLC

CF Flyer Mezz Lender LLC c/o Fortress Investment Group 1345 Avenue of the Americas, 46th Floor New York, New York 10105 Attn: Noah Shore

Re: Disbursement of Deposit and Extension of Closing Dates

Ladies and Gentlemen:

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of FMC BRST Preferred LLC, FMC BRST Mezzanine LLC, CF Flyer PE Investor LLC, CF Flyer Mezz Holdings LLC and CF Flyer Mezz Lender LLC hereby agrees to take the following actions in connection with, and agree to the following modifications to, the Preferred Membership Interest and Warrant Purchase Agreement, dated as of January 31, 2025, by and among CF Flyer PE Investor LLC, CF Flyer Mezz Holdings LLC, FMC BRST Preferred LLC and Broad Street Realty, Inc. (the “Preferred PSA”), and the Note Sale and Assignment Agreement, dated as of January 31, 2025, by and between CF Flyer Mezz Lender LLC, FMC BRST Mezzanine LLC and Broad Street Realty, Inc. (the “Mezz PSA”, and collectively with the Preferred PSA, the “PSAs”, and capitalized terms not defined herein shall have the meanings ascribed to them in the PSAs), as applicable:

(a)    Each of FMC BRST Preferred LLC and FMC BRST Mezzanine LLC (collectively, the “Fillmore Parties”) hereby agree to sign and deliver, concurrently with the execution of this letter agreement, and as a condition to the effectiveness of this letter agreement, Joint Release Instructions to the Escrow Agent pursuant to the Escrow Agreements relating to the applicable PSAs on Wednesday, March 4, 2025 in the form attached hereto as Exhibit A, and take any further actions as may be required by Escrow Agent in order to cause Escrow Agent to immediately release and disburse the Deposits to CF Flyer PE Investor LLC, CF Flyer Mezz Holdings LLC and CF Flyer Mezz Lender LLC (the “Fortress Parties” and, together with the Fillmore Parties, collectively, the “Parties”), as applicable. For the avoidance of doubt, in the event that the PSAs are properly terminated by the Fillmore Parties in accordance with the terms of the PSAs following (i) the failure of any of Purchaser’s Conditions (as defined in the Preferred PSA, but excluding any of Purchaser’s Conditions that have been satisfied prior to the date hereof as acknowledged below in this letter agreement) or a breach by the Fortress Parties of its obligations under the Preferred PSA as expressly set forth in, and pursuant to the terms and conditions of, Section 2(b)(ii) of the Preferred PSA, or (ii) the failure of any of Assignee’s Conditions (as defined in the Mezz PSA, but excluding any of Assignee’s Conditions that have been satisfied prior to the date hereof as acknowledged below in this letter agreement) or a breach by the Assignee of its obligations under the Mezz PSA as expressly set forth in, and pursuant to the terms and conditions of, Section 3(b)(ii) of the Mezz PSA, the Fortress Parties shall disburse the Deposits (which, for the avoidance of doubt, shall include the Preferred Extension Deposit and Mezz Extension Deposit to the extent delivered to the Fortress Parties pursuant to this letter agreement) to the Fillmore Parties in accordance with the terms of the PSAs;

(b)    The Parties hereby amend the PSAs as follows: (i) (a) the “Extended Closing Date” as defined in the Preferred PSA is hereby amended to April 30, 2025; (b) the “Scheduled Closing Date” as defined in the Preferred PSA is hereby amended to March 31, 2025, provided however, that Purchaser shall have the right to extend the Scheduled Closing Date to the Extended Closing Date (as amended herein), by providing written notice of such extension to Seller at least one (1) business day prior to the Scheduled Closing Date, and delivering an extension deposit in cash equal to $4,000,000.00 by wire transfer of immediately available funds directly to Seller on or prior to the Scheduled Closing Date via wire instructions provided by Seller to Purchaser (the “Preferred Extension Deposit”), which Preferred Extension Deposit shall become part of the Deposit (as defined in the Preferred PSA) in all respects once received by Seller, and (ii) the “Closing Date” as defined in the Mezz PSA shall be March 31, 2025, provided, however, that if the Closing Date under the Preferred PSA is extended to the Extended Closing Date in accordance with the previous clause (i), then the “Closing Date” under the Mezz PSA shall automatically be extended to the Extended Closing Date and on or prior to March 31, 2025, Assignee shall deliver to Assignor an extension deposit in cash equal to $1,000,000.00 by wire transfer of immediately available funds directly to Assignor via wire instructions provided by Assignor to Assignee (the “Mezz Extension Deposit”), which Mezz Extension Deposit shall become part of the Deposit (as defined in the Mezz PSA) in all respects once received by Assignor. The Fillmore Parties acknowledge and agree that with the exception of the foregoing extension option set forth in this paragraph, the Fillmore Parties have no additional right to extend the Closing Dates under the PSAs;

(c)     The Parties hereby acknowledge and agree that the conditions precedent set forth in (i) Section 7(j) (Midtown Row Senior Consent) and Section 8(j) (Midtown Row Senior Consent) of the Preferred PSA and (ii) Section 4(g) and Section 5(e) of the Mezz PSA have been satisfied as the Midtown Row Senior Consent (as defined in the Preferred PSA) has been delivered by the Midtown Row Senior Lender as evidenced by the First Amendment to Loan Agreement and Omnibus Amendment and Reaffirmation of Loan Documents attached hereto as Exhibit B, which has been signed by the Midtown Row Senior Lender (whose signature is being held in escrow with Midtown Row Senior Lender’s counsel).

Each of the PSAs shall continue to remain in full force and effect, as amended by this letter agreement. Except as expressly modified herein, all of the terms, covenants, promises and conditions of each of the PSAs shall remain unmodified. This letter agreement shall be deemed to be a contract entered into pursuant to the laws of the State of Delaware and shall in all respects be governed, construed, applied and enforced in accordance with the laws of the State of Delaware (without giving effect to the principles of conflicts of laws that would result in the application of the laws of another jurisdiction). This letter agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Signatures delivered electronically shall constitute original signatures for all purposes hereunder.

[Signature page follows]

Very truly yours,

FMC BRST PREFERRED LLC

By:	/s/ Ronald E. Silva
Name:	Ronald E. Silva
Title:	President and Chief Executive Officer

FMC BRST MEZZANINE LLC

By:	/s/ Ronald E. Silva
Name:	Ronald E. Silva
Title:	President and Chief Executive Officer

ACKNOWLEDGED AND AGREED:

CF FLYERPE INVESTOR LLC

By:	/s/ Daniel N. Bass
Name:	Daniel N. Bass
Title:	Authorized Signatory

CF FLYERMEZZHOLDINGS LLC

By:	/s/ Daniel N. Bass
Name:	Daniel N. Bass
Title:	Authorized Signatory

CF FLYER MEZZ LENDER LLC

By:	/s/ Daniel N. Bass
Name:	Daniel N. Bass
Title:	Authorized Signatory

For purposes of acknowledging and agreeing to the reinstatement of the PSAs and other modifications to the PSAs as expressly set forth in this letter agreement:

BROAD STREET REALTY INC.

By:	/s/ Michael Z. Jacoby
Name:	Michael Z. Jacoby
Title:	Chief Executive Officer